Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Planet Labs PBC

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, $0.0001 par value per share	Rule 457(h)	36,321,536 (2)	$5.01 (5)	$181,970,895.36	$0.0000927	$16,868.72

Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	87,425,960 (3)	$5.95 (6)	$520,184,462.00	$0.0000927	$48,221.10

Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	10,757,016 (4)	$5.95 (6)	$64,004,245.20	$0.0000927	$5,933.20

Total Offering Amounts					$766,159,602.56		$71,023.02

Total Fee Offsets (7)							$ —

Net Fee Due							$71,023.02

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) that become issuable under the Registrant’s Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”), the Registrant’s 2021 Incentive Award Plan (the “2021 Plan”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or conversion of the Registrant’s Class A Common Stock that increases the number of outstanding shares of Class A Common Stock.

(2)	Represents 36,321,536 shares of Class A Common Stock as of the date of this Registration Statement issuable upon the exercise of outstanding stock options granted under the 2011 Plan.
(3)

Represents 87,425,960 shares of Class A Common Stock reserved for issuance under the 2021 Plan as of the date of this Registration Statement, which includes 32,412,802 shares of Class A Common Stock initially reserved for issuance under the 2021 Plan, plus 13,269,084 shares of Class A Common Stock that became available for issuance under the 2021 Plan on February 1, 2022 pursuant to an annual automatic increase provision contained therein, plus 41,744,074 shares of Class A Common Stock that may become available under the 2021 Plan upon the expiration, lapse, termination, exchange for or settlement in cash, surrender, repurchase or cancelation of awards outstanding under the 2011 Plan.

(4)

Represents 10,757,016 shares of Class A Common Stock reserved for issuance under the 2021 ESPP as of the date of this Registration Statement, which includes 8,103,200 shares of Class A Common Stock initially reserved for issuance under the 2021 ESPP plus 2,653,816 shares of Class A Common Stock that became available for issuance under the 2021 ESPP on February 1, 2022 pursuant to an annual automatic increase provision contained therein.

(5)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $5.01 per share, the weighted-average exercise price of stock option awards outstanding under the 2011 Plan as of the date of this Registration Statement.

(6)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $5.95, which is the average of the high and low prices of shares of Class A Common Stock as reported on The New York Stock Exchange (“NYSE”) on February 8, 2021 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission (the “SEC”)).

(7)	The Registrant does not have any fee offsets.